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                                  F O R M    4
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

Scheine                             Arnold                                Jay
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(Last)                              (First)                             (Middle)

                          1194 Hillsboro Mile, Villa 42
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                                    (Street)

                            Hillsboro Beach, FL 33062
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(City)                               (State)                               (Zip)
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2. Issuer Name and Ticker of Trading Symbol

                          LCS INDUSTRIES, INC. (LCSI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

                                   ###-##-####
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4. Statement for Month/Year

                                  December 1996
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[X] Director*

[X] 10% Owner

[X] Officer (give title below)

[ ] Other (specify below)
                                    President
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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
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1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                Code           V          Amount      (D)      Price
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Common Stock, par value $.01/share                          12/31/96             J              V         79,562       D
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Common Stock, par value $.01/share
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Common Stock, par value $.01/share
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                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
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1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        7. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or             Beneficial
                                                          (Instr. 4)                   Indirect (I)              Ownership
                                                                                       (Instr. 4)                (Instr. 4)
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Common Stock, par value $.01/share                           71,488                         D
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Common Stock, par value $.01/share                          175,000*                        I                        By partnership
                                                                                                                     for self
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Common Stock, par value $.01/share                           79,562**                       I                        By partnership
                                                                                                                     for self
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* Amount previously Reported (HAS Partnership).
**Represents transfer of shares to Scheine Holdings, L.P. in exchange for 100% interest in Scheine Holdings, L.P.

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Or Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                  Code          V             (A)            (D)
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*Incentive Stock Option                  2.69
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*Incentive Stock Option                  3.25
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*Common Stock Option                     5.75
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*Incentive Stock Option                 16.85
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivavtive
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


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                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
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*Incentive Stock Option              11/9/92      11/9/97    Common Stock       110,000
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*Incentive Stock Option               1/3/94       1/3/99    Common Stock        44,000
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*Common Stock Option                  2/6/95**     2/6/05    Common Stock        50,000
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*Incentive Stock Option               9/6/95       9/6/00    Common Stock       176,000
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security         9. Number of Derivative            10. Ownership Form of              11. Nature of Indirect
   (Instr. 3)                              Security (Instr. 5)                 Derivative Security:               Beneficial
                                                                               Direct (D) or                      Ownership
                                                                               Indirect (I) (Instr. 4)            (Instr. 4)
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*Incentive Stock Option                         110,000                               D
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*Incentive Stock Option                          44,000                               D
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*Common Stock Option                             50,000                               D
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*Incentive Stock Option                         176,000                               D
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Explanation of Responses:

 *Previously reported on Form 4
**Approved on February 11, 1997 by shareholders



                         /s/Arnold Jay Scheine                  3/31/97
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                         Signature of Reporting Person           Date